EXHIBIT 23.1

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated February 18, 2002, included in the Annual Report of Penn Virginia Corporation on Form 10-K for the year ended December 31, 2001, into Penn Virginia Corporation’s previously filed Registration Statements Nos. 33- 49438, 33-96465, 33-5965, 33-96463, 333-82304 and 333-82274 on Form S-8.

ARTHUR ANDERSEN LLP

Houston, Texas
March 22, 2002